Exhibit (p)(3)

CNL Fund Advisors Company

Code of Conduct/Ethics

1.	General Provisions

1.1	Introduction

On July 2, 2004, the Securities and Exchange Commission (the “SEC” or “Commission”) adopted Rule 204A-1 under the Investment Advisers Act of 1940 (the “Act”) and related amendments that require registered investment advisers to adopt a code of ethics. The code of ethics must set forth a standard of conduct expected of advisory personnel, require “access persons” to submit periodic securities holdings and transactions reports, require “access persons” to obtain the adviser’s approval prior to investing in an initial public offering (“IPO”) or private placement, and require prompt reporting of violations of the code. Rule 204A-1 is designed to address certain fraudulent trading practices that have been the subject of several recent enforcement actions against investment advisers and to reinforce the fiduciary principles that define the relationship between advisers and their clients.

1.2	Professional Responsibilities

CNL Fund Advisors Company (“CFA”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. CFA is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. CFA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct and comply with all federal securities laws for continued employment with CFA.

When used herein, the term “client” includes any investment company, assets of which CFA manages, co-manages or for which it otherwise provides portfolio management services, and individual and institutional investors for whom CFA provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom CFA provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisors Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under the amendment to Rule 17j-1 of the Investment Company Act of 1940, CFA is required to adopt procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading.

In meeting its fiduciary responsibilities to our clients, CFA has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of CFA in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between CFA and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the members of senior management, grant exceptions to the provisions contained in this manual only when it is clear that the interests of CFA’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The members of senior management will satisfy themselves as to the adherence to this policy through periodic reports by the CCO.

1.2	Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with CFA. It is important that employees understand the reasons for compliance with this Code. CFA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with CFA.

2.	Applicability of Restrictions and Procedures of this Code

2.1	Advisory Representatives

Rule 204-2(a)(12) of the Advisers Act requires generally that any partner, officer or director of CFA, or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 10 calendar days following the end of each calendar quarter. Such persons are collectively defined under sub-paragraph (A) of this rule as “Advisory Representatives.” This reporting requirement also applies to any employee of CFA who in the course of his/her duties with CFA is privy to information about securities that are being considered by any Advisory Representative for purchase by our clients.

2.2	Standards of Conduct

This Code of Ethics is a codification of standards that is reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in SEC reports and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the code of ethics to appropriate person or persons identified in the code of ethics; and

•	Accountability for adherence to the code of ethics.

CFA expects all of its employees, officers, directors, associated persons and access persons to adhere to the same ideals, principals and values regarding high ethical conduct and should not only live up to the letter of the law but also to these ideals.

2.3	Limited Access to Material Non-Public Information

CFA has a duty of care that requires us to safeguard sensitive non-public material nonpublic information about the adviser’s securities recommendations, and client securities holdings and transactions by individuals who do not need the information to perform their duties. This Code limits access to this information as a first line of defense against misuse to only those employees based on a need to know basis.

2.4	Internal Reporting of Code Violations

CFA’s Code of Ethics requires prompt internal reporting of any violations of the code to CFA’s Chief Compliance Officer. Upon becoming aware of any violation of the Code, all employees, officers, directors and/or associated persons must notify the advisor’s CCO immediately. Any attempt to retaliate against individuals who report violations will be reviewed by the CCO and appropriate disciplinary action up to including termination may be taken.

2.5	Reporting

2.5.1	Personal Securities Trading Reports

2.5.2	Reporting Personnel

Access Persons

In addition to the provisions of Rule 204-2(a)(12) of the Advisers Act, Rule 17j-1 of the Investment Company Act requires that any director, officer, or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities, or who has access to information regarding a fund’s future purchases or sales of portfolio securities must report his/her personal securities transactions not later than 10 calendar days following each calendar quarter. Under 17j-1 such persons are defined as “Access Persons.”

Inasmuch as CFA is actively involved in managing the portfolios of The CNL Funds and other non-affiliated investment companies, as well as managing the investments of individual and institutional clients, most of our employees fall under either the definition of “Advisory Representative” as given in the Advisers Act or “Access Person” under the Investment Company Act. For purposes of this Code all such employees of CFA are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of CFA. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of CFA, the term “Associate” or “Associated Person” will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services, is nevertheless subject to the provisions of the Advisers Act, the Investment Company Act, and this Code with respect to trading on insider or privileged information.

2.6	Reportable Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;

•	Shares of money market funds;

•	Transactions in shares of mutual funds, unless the adviser or a control affiliate of the adviser acts as the investment adviser or principal underwriter of the fund; and

•	Transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds.

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/she any beneficial interest, if:

•	Such security is being considered for purchase or sale by the Research Department even though no order(s) has been entered with CFA Advisor’s Trading Department;

•

There is any possible conflict of interest or appearance thereof. An Access Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the Research Department. i.e. selling a security when the Research Department is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CCO in special situations upon written request by the Access Person.]

3.	Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4.	Limitations on Personal Trading by Access Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions:

4.1	Pre-clearance of Transactions

No Access Person may purchase or sell any covered security without first obtaining prior clearance from the CCO. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by CFA on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of CFA; (c) breaches the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

It is the responsibility of the Compliance Department to determine for purposes of the application of the restrictions of this sub-paragraph which covered securities are being “considered” in accordance with guidelines developed by the Director of Compliance. As a result of such determination, a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale will be distributed to each Access Person. It is the responsibility of each Access Person to review the list prior to placing any order for his/her personal account. See, Exhibit 11, Pre-authorization Request Form.

4.2	Black-Out Periods

No Access Person may purchase a security if he/she knows that a client of CFA is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a security if he/she knows that a client of CFA is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

4.3	Short Term Trading

No Access Person of CFA may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CCO, or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and CFA Advisor’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to execute the trade.

4.4	Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between CFA and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts or the CFA mutual funds or any fund managed by CFA, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an Access Person’s personal account on that same day at a price better than that received by the client, the Access Person must notify the CCO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in CFA Advisor’s compliance files.

5.	Securities Reporting by Access Persons

5.1	Application of the Code of Conduct to Access Persons of CFA

The provisions of this Code apply to every security transaction, in which an Access Person of CFA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her.

An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other CFA clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2	Initial and Annual Holdings Reports

Any director, any officer and any employee of CFA who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report at the time the person becomes an access person and at least annually thereafter. This report must include the following information:

•

A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

•

The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	The date the report is submitted to the CCO by the Access Person.

The reports must be current as of 45 days prior to the date the person became an access person for the initial report, and current as of 45 days prior to the submission of each annual report.

5.3	Quarterly Transaction Reports. Rule 204-2(a)(12) of the Advisers Act

Every Advisory Representative and/or Access Person must submit a Personal Securities Trading Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly Personal Securities Trading Report must contain the following information:

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The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the covered security was effected;

•	The name of the broker, dealer or bank through whom the transaction was effected;

•

In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to CFA, and (iii) agrees to notify CFA if he/she opens a personal securities account which has not otherwise been disclosed to CFA.

•

The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CCO within 30 calendar days following the end of the quarter.)

The Advisor may excuse access persons from submitting transaction reports that would duplicate information contained in trade confirmations and/or account statements held in the adviser’s records as long as the adviser received them within 30 days after the end of the calendar quarter in which the transactions took place. An access person who engages in no reportable transactions during the quarter is not required to submit a transaction report.

Following submission of the Personal Securities Trading Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

The CCO’s review of these reports should include:

•	An assessment of whether access persons followed internal procedures set forth in the code of ethics;

•	A comparison of access persons’ personal trades with any restricted securities lists maintained by the adviser;

•	An assessment of whether access persons are trading in the same securities for both personal and client accounts and, if so, whether client accounts are receiving less favorable terms;

•	A periodic review of transactions to identify market timing;

•	An investigation of any substantial disparities between the quality of performance access persons achieve for their personal accounts compared to that which they achieve for client accounts; and

•

An investigation of any substantial disparities between the percentage of trades that are profitable when access persons trade for their own accounts and the percentage that are profitable when they trade for client accounts.

Responsibility for enforcing the code must rest with the adviser’s chief compliance officer or persons acting under his authority.

6.	Reports of Associates’ Securities Trades in Accounts with Broker/Dealers

All Associates of CFA having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to CFA by the broker/dealer. Notwithstanding the fact that an Associate may have an account with a broker/dealer, all securities transactions in the Associate’s account with that broker/dealer must be executed through the trading desk of CFA.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7.	Negative Reports.

Although the Rule 204-2(a)(12) and Rule 17j-1 do not require negative reports, it is the policy of CFA that Personal Securities Trading Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her quarterly report. The report must then be dated, signed and submitted to the CCO for review.

8.	Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tepee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of CFA believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of CFA accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in CFA Advisor’s Compliance Manual as Exhibit 7. All Associates of CFA are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates may be subject to additional restrictions in managing their personal investments and in dealing with clients of CFA. The following is a list of said additional restrictions:

9.	Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

10.	Dealings with Clients

No Associate may directly or indirectly purchase from or sell to a client of CFA any security, unless the transaction is pre-approved in writing by the CCO. Associates of CFA are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any CFA client and from lending money to any CFA client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CCO.

11.	Orders Contrary to the Selection Guidelines Buy/Sell Categories

If there is a client order pending execution that is contrary to the Research Department’s Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client’s order has been filled.

12.	Margin Accounts

While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CCO upon written request by the Associate.

13.	New Issues

In view of the potential conflicts of interest, Associates are not permitted to purchase initial public offerings of securities (“IPO’s”) that are over-subscribed and likely to rise to an immediate premium over the issue price. Such IPOs are termed “hot issues.” However, Associates may purchase IPO’s when such securities are not oversubscribed or have not been requested by or are not being considered for purchase by clients of CFA. In all cases, Associates must obtain written approval from the CCO before subscribing to or purchasing any new issue.

14.	Private Placements

No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

15.	Short Sales

Associates are prohibited from selling short any security which is held broadly in client portfolios, except that short sales may be made “against the box” in the Associate’s personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

16.	Bonds (Corporate and Municipal)

Purchases and sales of $200,000 or greater, by Associates in their personal accounts of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.

17.	Other Restricted Activities Applicable to All Associates of CFA

17.1	Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with CFA Advisor’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.

CFA does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, CFA must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

17.2	Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of CFA are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

Employees must not accept, or permit any member of your immediate family or household to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with CFA, other than items of small value. Any gifts, gratuities or favors that are not of small value should be returned immediately and reported to the CCO. If immediate return is not practical, the gifts, gratuities or favors should be given to CFA for charitable disposition or other disposition as CFA believes in its sole discretion is appropriate.

Furthermore, the use of personal or company funds or assets for gifts, gratuities or other favors to employees, customers, potential customers or government officials is prohibited, except to the extent the gifts, gratuities or favors are in compliance with applicable law, of small value, not given in consideration or expectation of any action by the recipient, and where public disclosure of the gifts, gratuities or favors would not embarrass CFA.

These procedures include restricting the instances in which business-related gifts may be accepted from any company with which CFA does business, and requiring reporting of certain personal gifts and of business entertainment exceeding a certain threshold. The CCO has implemented procedures to make sure that all CFA employees and companies that do business with us are aware of and clearly understand these policies and procedures.

17.3	Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of CFA for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing CFA or bearing CFA Advisor’s name or logo must first be submitted to the CCO prior to presentation to outside parties.

17.4	Communications with Clients through Radio, Television and Other Media

Associates of CFA are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through CFA However, the Associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by CFA.

Associates making appearances on radio or television programs as representatives of CFA are prohibited from recommending any specific security, unless such security is currently on CFA’s list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on CFA’s recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of CFA.

18.	Recordkeeping

Under Rule 204A-1 and related amendments to Rule 204-2, advisers must keep copies of their codes of ethics, records of violations and actions taken as a result thereof, and copies of supervised persons’ acknowledgement of receipt of the code. To encourage reporting of violations, advisers need not maintain copies of whistleblower reports, and instead may simply keep a record of the circumstances of the violation. Advisers must also keep records of the names of all access persons, their holdings and transactions reports, and records of any decisions approving an access person’s acquisition of securities in IPOs and limited offerings.

Rule 204A-1 does not require advisers to maintain these records electronically. Under Rule 204-2, advisers must retain these records in an easily accessible location for five years, subject to any applicable special holding requirements. The records must be stored in an appropriate office of the adviser for the first two years. Codes of ethics must be retained for five years after the date on which they were last in effect. Supervised person acknowledgements must be retained for five years after the person ceases to be a supervised person. Lists of access persons must include the names of every person who was an access person of the adviser within the past five years.

CNL Fund Advisors will maintain copies of the following in accordance with the recordkeeping provisions of Rule 204-2 described above:

•	Code of Ethics

•	Employee Acknowledgements

•	Records of Violations of the Code and Responses to Violations

•	List of Access Persons

•	Holdings and transaction Reports

•	Record of CFA’s approval of investments in IPOs and limited offerings

19.	Promulgation, Execution and Distribution of the Code

The Board of Directors of CFA have read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of CFA In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/Associates of CFA.

Signed	/s/ Robert A. Bourne	Date	5/23/07
Robert A. Bourne

20.	Acknowledgment of Receipt of Code of Conduct/Ethics

Access Person/Associate of CFA

I have read the above Code of Conduct of CFA regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Signed	Date